Exhibit 4.3

PROMISSORY NOTE (THIS “NOTE”)

[•], 2018

SECTION 1.                            General.

(a)                                 GrafTech International Ltd., a Delaware corporation (the “Issuer”), hereby unconditionally promises to pay to the order of BCP IV GrafTech Holdings LP, a Delaware limited partnership (“BCP IV”) as the initial Holder, the aggregate principal amount equal to the Note Principal (as defined below) on May [•], 2026 (such date, the “Maturity Date”). The “Note Principal” shall mean (a) one dollar (U.S. $1) plus (b) in the event and beginning at such time as the Conditions are met, seven hundred and forty-nine million nine hundred and ninety-nine thousand and nine hundred and ninety-nine dollars (U.S. $749,999,999) or such lesser principal amount that would result in the Senior Secured First Lien Net Leverage Ratio being equal to 1.75:1.00.  Upon satisfaction of the Conditions, the Issuer will provide written notice to the Holder of the Note Principal.

(b)                                 The Issuer further agrees to pay, subject to the terms and conditions set forth herein, interest on the unpaid Note Principal at the Adjusted LIBO Rate plus an applicable margin of 4.50% per annum, with an additional margin of 2.00% per annum starting from the third (3rd) anniversary from the date hereof. Interest shall be payable on the last business day of each one-month period commencing on the date hereof (each an “Interest Payment Date”) until the Maturity Date, on which date all accrued and unpaid interest shall be due and payable, along with all unpaid Note Principal.

(c)                                  Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Event of Default, any principal of or interest on this Note or other amount payable by the Issuer hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% per annum plus the rate otherwise applicable as provided in the preceding Section 1(b).

SECTION 2.                            Amortization Repayments.  The Issuer shall repay this Note on the last business day of each March, June, September and December, commencing on September 30, 2018, in the amount of 5% per annum of the Note Principal, accompanied by accrued interest on the amount repaid. To the extent not previously paid, the Note Principal along with accrued interest shall be due and payable on the Maturity Date.  Any prepayment of this Note pursuant to Section 3 or Section 4 below shall be applied to reduce one or more subsequent scheduled and outstanding repayments to be made pursuant to this Section 2 to the extent and until the amount of such prepayment shall be fully applied to reduce such future repayments.

SECTION 3.                            Optional Prepayment.  The Issuer may prepay this Note, in whole or in part, at any time and from time to time without premium or penalty, with accrued interest

(if any) on the amount prepaid, upon three (3) business days’ notice to the Holder or such shorter period agreed to by the Holder.

SECTION 4.                            Mandatory Prepayment.  After the end of each fiscal year of the Issuer, commencing with the fiscal year ending December 31, 2019, within three (3) business days after each Credit Agreement ECF Prepayment is paid (or if such payment due is zero, scheduled to be paid), the Issuer shall send a written notice to the Holder specifying the amount of prepayment due under this Section 4 and reasonably detailed calculations demonstrating the same.  Within two (2) business days after the Issuer sends such notice, the Holder shall notify the Issuer in writing whether it elects to receive such prepayment; if the Holder does not send such a notice to the Issuer within two (2) business days, the Holder shall be deemed to have elected to receive such prepayment.  Within two (2) business days after the Holder sends a notice electing to receive such prepayment or is deemed to have so elected, the Issuer shall prepay this Note (the “Note ECF Prepayment”) as provided in this Section 4. Each Note ECF Prepayment shall be accompanied by a payment of accrued interest on the principal amount prepaid.

(a)                                 Each Note ECF Prepayment shall be in an aggregate principal amount equal to the lesser of (a) the remaining Excess Cash Flow not paid pursuant to the Credit Agreement ECF Prepayment and (b) the amount paid pursuant to the Credit Agreement ECF Prepayment (without taking into account any deductions to the Credit Agreement ECF Prepayment as a result of voluntary prepayments and scheduled amortization repayments of the Initial Term Loans for such fiscal year).

(b)                                 The Note ECF Prepayment amount shall, at the option of the Issuer, be reduced on a dollar for dollar basis for each fiscal year by (A) the aggregate amount of scheduled repayments of this Note made pursuant to Section 2 hereunder and (B) optional prepayments of this Note made pursuant to Section 3, in each case during such fiscal year (without duplication of amounts deducted pursuant to this proviso in prior fiscal years), or (except in the case of clause (B)) after such fiscal year and on or prior to the 90th day after the end of such fiscal year; provided that such reduction shall exclude all such prepayments funded with the proceeds of other long term Indebtedness of the Issuer or any Restricted Subsidiary.

(c)                                  If any Note ECF Prepayment is not permitted on the date such prepayment is required pursuant to Section 6.07(b) of the Credit Agreement, such obligation to repay shall be deferred until such time as permitted hereunder.

SECTION 5.                            Representations and Warranties.  The Issuer represents and warrants to the Holder as follows:

(a)                                 The Issuer is duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to execute and deliver this Note and to perform its obligations under this Note.  The execution, delivery and performance of this Note by the Issuer have been duly authorized by all necessary corporate action on the part of the Issuer and no further action is required on the part of the Issuer to authorize this Note and carry out the transactions contemplated hereby.  This Note has been duly executed and delivered by the Issuer and constitutes the valid and binding obligations of the Issuer, enforceable in accordance with its terms.  There are no Indebtedness or liens on any property or assets of the Issuer, except as previously disclosed to the Issuer.

(b)                                 The execution and delivery by the Issuer of this Note and the performance of its obligations hereunder will not conflict with (i) any organizational document or bylaws of the Issuer or any contract or agreement of any kind whatsoever to which the Issuer is a party or by which any of the properties or assets of the Issuer is bound or (ii) any law or judgment applicable to the Issuer or any of the Note Guarantors or any of their respective properties or assets.

(c)                                  The Issuer has no Subsidiaries other than the Restricted Subsidiaries.  The Note Guarantors on the date hereof are all the domestic Subsidiaries of the Issuer that guarantee the Credit Agreement.

SECTION 6.                            Affirmative Covenants.

(a)                                 Reports and other Information.  At the request of the Holder, the Issuer shall promptly deliver to the Holder a copy of any financial statement, budget, report, certificate, notice or other information required to be delivered under the Credit Agreement, provided that if the Holder does not wish to receive any Material Non-Public Information of the Issuer, the Holder shall so notify the Issuer at the time of making such request for information, and the Issuer shall accordingly provide only materials designated as Public Side Information to the Holder.

(b)                                 Existence; Conduct of Business.  The Issuer will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, intellectual property and governmental approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of the Issuer) that the failure to do so would not reasonably be expected to have a material adverse effect on the Issuer; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution or disposition permitted under Section 7(d).

(c)                                  Compliance with Laws.  The Issuer will, and will cause each Restricted Subsidiary to, comply with all laws, regulations, orders or determinations of any arbitrator or court or other governmental authority with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the Issuer.

(d)                                 Notices of Default.  The Issuer shall promptly give written notice to the Holder of each default that after the passage of time would become an Event of Default, each Event of Default and such other events that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Issuer.

SECTION 7.                            Negative Covenants.

(a)                                 Indebtedness.

I.                The Issuer will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable with respect to any Indebtedness or issue any shares of Disqualified Stock or Preferred Stock, except:

(i) Indebtedness incurred hereunder;

(ii) existing Indebtedness under the Initial Term Loans;

(iii) revolving credit borrowings under the Credit Agreement or under a replacement credit facility for the Credit Agreement, and the issuance and creation of letters of credit and bankers’ acceptances thereunder, in an aggregate principal amount outstanding at any one time not to exceed $250 million ($250,000,000) (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof);

(iv) Permitted Refinancing Indebtedness in respect of the Initial Term Loans under the Credit Agreement;

(v) Indebtedness outstanding on the date hereof (other than Indebtedness described in Section 7(a)(I)(i) through Section 7(a)(I)(iii) above);

(vi) Indebtedness incurred to refinance and repay this Note in full;

(vii) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation, in each case including reimbursement obligations in respect thereof, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(viii) Indebtedness of the Issuer to a Restricted Subsidiary; provided, that upon the request of the Holder, any such Indebtedness owing to a Restricted Subsidiary that is not a Note Guarantor shall be expressly subordinated in right of payment to this Note within 60 days of such request (or other time period the Holder shall permit), on terms similar to those set forth in the form of intercompany note attached as Exhibit I to the Credit Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that:

1.              if a Note Guarantor incurs such Indebtedness to, and so long as owing to, a Restricted Subsidiary that is not a Note Guarantor, upon the request of the Holder, any such Indebtedness shall be expressly subordinated in right of payment to the Note Guarantee of such Note Guarantor, within 60 days of such request (or other time period the Holder shall permit), on terms similar to those set forth in the form of intercompany note attached as Exhibit I to the Credit Agreement;, and

2.              any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (ix);

(x) the issuance of Preferred Stock of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (x);

(xi) Hedging Obligations not entered into for speculative purposes;

(xii) Obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, guarantees or similar instruments related thereto, and reimbursement obligations in respect thereof, in each case, in the ordinary course of business;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five business days of its incurrence;

(xiv) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary permitted under Section 7(h) below;

(xv) Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, members of management and consultants thereof, their respective Controlled Investment Affiliates or Immediate

Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described under clause (4) of the second paragraph under Section 7(c);

(xvi) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or other financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (b) Indebtedness in respect of Cash Management Services and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements for the Issuer and its Subsidiaries or joint ventures to which the Issuer and its Restricted Subsidiaries are a party, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness incurred by the Issuer or a Restricted Subsidiary in connection with discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(xviii) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of:

1.              the financing of insurance premiums, or

2.              take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(xix) any Supply Chain Arrangement;

(xx) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 7(a)(I)(i) through (xix) above.

For the avoidance of doubt, the amount of Indebtedness outstanding under clauses (ii) and (iv) above shall not exceed in the aggregate $1.5 billion ($1,500,000,000) less principal repayments and prepayments on Indebtedness permitted under clauses (ii) and (iv) not funded with Permitted Refinancing Indebtedness incurred under clause (iv) plus in connection with any Permitted Refinancing incurred under clause (iv), unpaid accrued interest and premium on the Indebtedness being refinanced.

II.           The Issuer will not, and will not permit any Note Guarantor to, directly or indirectly, incur any Indebtedness that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Note Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to this Note or such Note Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Note Guarantor, as the case may be. This Note does not treat:

(i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured,

(ii) Indebtedness as subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors, or

(iii) secured Indebtedness as subordinated or junior to any other secured Indebtedness merely because it has a junior priority lien with respect to the same collateral.

(b)                                 Liens.  The Issuer will not, and will not permit any Note Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures obligations under any Indebtedness, including any guarantee of Indebtedness, on any asset or property of the Issuer or any Note Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(i) in the case of Liens securing Subordinated Indebtedness, this Note, or in the case of a Note Guarantor, its Note Guarantee, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(ii) in all other cases, this Note, or in the case of a Note Guarantor, its Note Guarantee are equally and ratably secured.

Any Lien created for the benefit of the Holder pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (i) and (ii) above.

An increase of the amount of outstanding Indebtedness secured by Liens solely as a result of (a) the accrual of interest or the accretion or amortization of original issue discount, or (b) fluctuations in the exchange rate of currencies or increases in the value of the property securing the applicable Indebtedness will not be deemed to be a creation or incurrence of Liens for purposes of this covenant.

(c)                                  Restricted Payments.  The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

I.                declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

a.              dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

b.              dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

II.           purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer or any Preferred Stock or Disqualified Stock of a Note Guarantor, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;

III.      make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

a.              Indebtedness permitted under Sections 7(a)(viii), (ix) or (x); or

b.              the payment, redemption, defeasance, purchase, repurchase, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, defeasance, purchase, repurchase, acquisition or retirement; or

IV.       make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(i) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Ratio Test; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non cash amount) made by the Issuer and its Restricted Subsidiaries after February 12, 2018 (including Restricted Payments pursuant to clause (1), (2)(c), (6)(c) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

1.              50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor) beginning January 1, 2018 to the end of the most recently ended Test Period preceding such Restricted Payment, or, in the case such

Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

2.              100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since the date hereof from, without duplication:

a.              (A) the issue or sale of Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding net cash proceeds and the fair market value of marketable securities or other property received from the sale of:

i.                  Equity Interests to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the date hereof to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

ii.               Designated Preferred Stock; or

(B) to the extent such net proceeds are actually contributed to the equity capital of the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

b.              contributions to the equity capital of the Issuer (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

c.               the issue or sale of debt securities of the Issuer, that have been converted into or exchanged for Equity Interests of the Issuer or any of its direct or indirect parent companies (provided that in the case of a direct or indirect parent company, such net cash proceeds of such issuance of debt securities are actually received by or contributed to the Issuer).

provided, that this clause (2) shall not include the proceeds from (V) equity offerings to the extent used to redeem this Note (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions or contributions to capital made pursuant to clause (14)(i) of the next succeeding paragraph); plus

3.              100.0% of the aggregate amount received in cash and the fair market value of marketable securities or (other property) received by the Issuer or any Restricted Subsidiary after the date hereof by means of:

a.              the sale or other disposition of a Restricted Investment (other than to the Issuer or a Restricted Subsidiary),

b.              the repurchase or redemptions of a Restricted Investment (other than by the Issuer or a Restricted Subsidiary),

c.               repayment of a loan or advance constituting a Restricted Investment (other than by the Issuer or a Restricted Subsidiary),

d.              dividends or distributions in respect of a Restricted Investment (other than by the Issuer or a Restricted Subsidiary),

e.               without duplication for any amount specified in clause (i) or (ii) above, the sale, repurchase or redemption of Capital Stock of an Unrestricted Subsidiary, except that if the Issuer has designated such Unrestricted Subsidiary or made Investments in such Capital Stock as a Permitted Investment, the proceeds of such sale, repurchase or redemption received by the Issuer or any Restricted Subsidiary shall first be applied to reduce the Issuer’s outstanding Investment in such Unrestricted Subsidiary pursuant to the relevant clause or clauses of the definition of “Permitted Investments” before being applied in this clause (v); or

f.                without duplication for any amount specified in clause (iv) above, dividends or other distributions in respect of Capital Stock of Unrestricted Subsidiaries after the date hereof; plus

4.              in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the date hereof, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value.

The foregoing provisions do not prohibit:

1)                                     the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Note;

2)                                     (a)                                 the redemption, repurchase, retirement or other acquisition of:

(i) Equity Interests, including accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness of the Issuer or any Note Guarantor, or

(ii) any Equity Interests of any direct or indirect parent company of the Issuer,

in the case of each of (i) and (ii), in exchange for (including upon conversion), or out of the proceeds of, the substantially concurrent sale or issuance (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer, or of any direct or indirect parent company of the Issuer to the extent (other than to the extent of any exchange or conversion into such Equity Interests) contributed to the capital of the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”),

(b)                                 the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock, and

(c)                                  if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

3)                                     [reserved]

4)                                     (a) any Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the

Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or incentive plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with any such repurchase, retirement or other acquisition); provided, that the aggregate amount of Restricted Payments made under this clause (4)(a) does not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being carried over to calendar years, subject to a maximum of $15.0 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

1.              the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date hereof, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

2.              the amount of any bona fide cash bonuses otherwise payable to members of the board of directors, consultants, officers, employees, managers or independent contractors of direct or indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; plus

3.              the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Issuer) after the date hereof; less

4.              the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a)(i), (ii) or (iii) above; and

(b) the cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies;

5)                                     the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under Section 7(a) to the extent such dividends are included in the definition of “Consolidated Cash Interest Expense”;

6)                                     (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the date hereof;

(b) the declaration and payment of dividends or distributions to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the date hereof; provided, that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of clause (a), (b) and (c) of this clause (6), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test (assuming for this purpose that Refunding Capital Stock issued by a direct or indirect payment of the Issuer was incurred by the Issuer);

7)                                     (a) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent company of the Issuer and (b) any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

8)                                     the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the date hereof, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any public offering of the Issuer’s common stock, occurring after the date hereof other than public offerings registered on Form S-4 or Form S-8 and other than any net cash proceeds constituting an Excluded Contribution;

9)                                     Restricted Payments in an aggregate amount equal to Excluded Contributions received since the date hereof;

10)                              Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) (in the case of Restricted Investments, at the time outstanding) not to exceed the greater of (a) $200.0 million and (b) 20% of LTM EBITDA at such time;

11)                              distributions or payments of Securitization Fees;

12)                              any Restricted Payment made in connection with the Transactions;

13)                              the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to mandatory offers to redeem such Subordinated Indebtedness based on customary change of control or asset sale events; provided, that the Issuer shall have made a similar offer to repay this Note, and if the Holder validly tendered this Note pursuant to such offer, this Note has been repurchased, redeemed, acquired or retired for value;

14)                              the declaration and payment of dividends or distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent company to pay, in each case without duplication:

(a)                                 franchise, excise and similar taxes, and other fees, taxes and expenses required to maintain their corporate or other legal existence;

(b)                                 with respect to any taxable period in which the Issuer and/or any of its Restricted Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (a “Tax Group”) (or if the Issuer or any of its Restricted Subsidiaries is a disregarded entity or a pass through entity for U.S. federal income tax purposes, the owner of the Issuer or such Restricted Subsidiary is a member of a Tax Group) for U.S. federal and/or applicable foreign, state or local income tax purposes of which the Issuer or any direct or indirect parent of the Issuer is the common parent, to pay the portion of the U.S. federal, foreign, state, and/or local income taxes of such Tax Group for such taxable period that is attributable to the taxable income of the Issuer and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such taxes that the Issuer and/or its applicable Restricted Subsidiaries would have been required if they were a stand alone Tax Group with the Issuer as the corporate common parent of such stand alone Tax Group;

(c)                                  with respect to any taxable period for which the Issuer or any Restricted Subsidiary is a partnership for U.S. federal and/or applicable state or local income tax purposes, the portion of the U.S. federal, state or local income taxes of its direct owner(s) (or, where a direct owner is a pass through entity, indirect owner(s)) for such taxable period that is attributable to the taxable income of the Issuer or any Restricted Subsidiary, as the case may be, in an amount not to exceed the product of (x) the highest combined marginal federal and applicable state and/or local statutory tax rate (after taking into account the deductibility of state and local income tax for U.S. federal income tax purposes and the character of the income in question) applicable to any direct (or, where the direct owner is a pass through entity, indirect) equity owner of the Issuer or such Restricted Subsidiaries, as the case may be, for the taxable period in question and (y) the taxable income of the Issuer or such Restricted Subsidiaries, as the case may be, for such period, reduced by all taxable losses with respect to any prior taxable year of the Issuer or such Restricted Subsidiaries, as the case may be, to the extent such losses are of a character that would permit such losses to be deducted by the direct or indirect owners of the Issuer or such Restricted Subsidiaries, as the case may be, against the current taxable income of the Issuer or such Restricted Subsidiaries, as the case may be; and

(d)                                 payments made to the Investor pursuant to the Tax Receivables Agreement or any amendment thereto or replacement thereof that it may enter into thereafter so long as the terms of any such agreement, as so amended, or replacement agreement are not, in the good faith judgment of the board of directors (or similar governing body) or senior management of the Issuer, materially less favorable, taken as a whole, to the Issuer and the Restricted Subsidiaries, as compared to the Tax Receivables Agreement;

(e)                                  customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management and consultants of any direct or indirect parent company of the Issuer and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses and other benefits are solely attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(f)                                   general corporate operating, administrative, compliance and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are solely attributable to the ownership or operation of the Issuer and its Subsidiaries;

(g)                                  to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Issuer or its Restricted Subsidiaries under clauses (4), (6), (7) and (9) of the second paragraph under Section 7(e);

(h)                                 interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise, considered Indebtedness of, the Issuer incurred in accordance with the covenant described under Section 7(a); and

(i)                                     to finance any Acquisition or other Investment otherwise permitted to be made pursuant to this covenant if made by the Issuer; provided, that:

(a)         such Restricted Payment shall be made substantially concurrently with the closing of such Acquisition or other Investment,

(b)         such direct or indirect parent company shall, promptly following the closing thereof, cause:

1.              all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries, or

2.              the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 7(d) below) in order to consummate such Acquisition or other Investment,

(c)          such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Note,

(d)         any property received by the Issuer or any Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to clause (iii) of the preceding paragraph or clause (9) of this paragraph, and

(e)          to the extent constituting an Investment, such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

15)                              cash payments or loans, advances, dividends or distributions to any direct or indirect parent of the Issuer to permit a direct or indirect parent to make cash payments, in lieu of issuing fractional Equity Interests in connection with any dividend, split or combination thereof or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent company of the Issuer, or any dividend, split or combination of such Equity Interests;

16)                              payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation or merger of the Issuer with or into any Person or a transfer of substantially all of the assets of the Issuer determined on a consolidated basis that complies with Section 7(d);

17)                              the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

18)                              the declaration and payment of Restricted Payments on the Issuer’s common stock following consummation of an initial public offering of the Issuer’s common stock after the date hereof, of up to $250.0 million per annum; and

19)                              a Restricted Payment if, after giving pro forma effect thereto, the Consolidated Net Leverage Ratio for the Test Period immediately preceding such Restricted

Payment would be no greater than 3.00 to 1.00 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

As of the date hereof, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries.  The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.”  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.”  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this covenant or if an Investment would be permitted at such time, pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Note.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of one or more of clauses (1) through (19) above or one or more exceptions contained in the definition of “Permitted Investments, or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify and may later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between one or more of such clauses (1) through (19), such clauses of the definition of “Permitted Investments” and/or such first paragraph in a manner that complies with this covenant.

(d)                                 Merger, Amalgamation, Consolidation.  The Issuer may not merge, amalgamate or consolidate with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets determined on a consolidated basis, in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of this Note is a corporation;

(ii) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under this Note;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period,

(i)             the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test, or

(ii)          the Interest Coverage Ratio for the Successor Company would be equal to or greater than the Interest Coverage Ratio for the Issuer immediately prior to such transaction;

(v) if the Successor Company is not the Issuer, each Note Guarantor, unless it is the other party to the transactions described above, in which case clause (ii) above shall apply, shall have confirmed that its Note Guarantee shall apply to such Person’s obligations under this Note.

The Successor Company, if other than the Issuer, will succeed to, and be substituted for the Issuer under this Note, and in such event the Issuer will automatically be released from its obligations thereunder (other than in connection with any consolidation, amalgamation, lease or merger).  The sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Issuer.

The first paragraph of this covenant will not apply to any sale, assignment, lease, conveyance, transfer or other disposition by the Issuer of all or part of its properties and assets to any Note Guarantor.

Clauses (iii) and (iv) of the first paragraph of this covenant will not apply in the event that:

1)             any Restricted Subsidiary merges, amalgamates or consolidates with or into or winds up into or sells, assigns, leases, conveys, transfers or otherwise disposes of all or part of its properties and assets to the Issuer, and

2)             the Issuer consolidates with, amalgamates with or merges with or into, or winds up into an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

No Note Guarantor will, and the Issuer will not permit any Note Guarantor to, merge, amalgamate or consolidate with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)             (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Note Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Note Guarantor, expressly assumes all the obligations of such Note Guarantor under this Note and such Note Guarantor’s related Note Guarantee; and

(c) immediately after such transaction, no Default exists; or

(ii)          such Note Guarantor’s Note Guarantee will be released concurrently with such transactions under Section 9.

The Successor Person (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under this Note and such Note Guarantor’s Note Guarantee.  Notwithstanding the foregoing, any Note Guarantor may:

(i) merge, amalgamate or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Note Guarantor or the Issuer,

(ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Note Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof,

(iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Note Guarantor.

(e)                                  Transactions with Affiliates. At any time when 100% of the outstanding principal amount of this Note is not held by BCP IV, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or other consideration in excess of $20.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary taken as a whole than those that would have been obtained by the Issuer or such Restricted Subsidiary at such time in a comparable transaction on an arm’s length basis with a Person that is not an Affiliate; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a resolution is adopted by the majority of the board of directors (or similar governing body) of the Issuer, including a majority of the independent directors, approving such Affiliate Transaction.

The foregoing provisions do not apply to the following:

1)                                     transactions between or among the Issuer or any of its Restricted Subsidiaries and any merger, amalgamation or consolidation of the Issuer with or into any direct parent of the Issuer; provided that such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Note and effected for a bona fide business purpose;

2)                                     a Restricted Payment permitted by the provisions of this Note described above under Section 7(c) or a Permitted Investment;

3)                                     (a) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer and/or its Restricted Subsidiaries own Capital Stock of, or otherwise control, such Person and (b) agreements with respect to Cash Management Services in the ordinary course of business with Unrestricted Subsidiaries;

4)                                     the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

5)                                     any transaction in which the Issuer delivers to the Holder a letter from an independent financial advisor stating that such transaction is fair to the Issuer or the Restricted Subsidiary thereto from a financial point of view or stating that the terms are not materially less favorable to the Issuer or such relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction on an arms’ length basis with a Person that is not an Affiliate of the Issuer;

6)                                     the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the date hereof, or any amendment thereto or replacement thereof, so long as the terms of any such agreement, as so amended, or replacement agreement are not, in the good faith judgment of the board of directors (or similar governing body) or senior management of the Issuer, materially less favorable, taken as a whole, to the Issuer and the Restricted Subsidiaries, as compared to the applicable agreement as in effect on the date hereof;

7)                                     the existence of, or the performance by the Issuer or any Restricted Subsidiary, of its obligations under the terms of any stockholders agreement or related subscription agreement, charter, bylaw or similar provision, registration rights agreement or similar agreement related to Equity Interests of the Issuer described in the Issuer’s Form S-1 or the Tax Receivables Agreement, or any amendment thereto or any similar agreement that it may enter into thereafter so long as the terms of any such agreement, as so amended, or replacement agreement are not, in the good faith judgment of the board of directors (or similar governing body) or senior management of the Issuer, materially less favorable, taken as a whole, to the Issuer and the Restricted Subsidiaries, as compared to the applicable agreement as described in the Issuer’s Form S-1;

8)                                     any transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or any transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Note and for which the terms, in the good faith judgment of the board of directors (or similar governing body) or senior management of the Issuer, are fair to the Issuer from a financial point of view or are at least as favorable as would have been obtained at such time in a comparable transaction on an arms’ length basis with a Person that is not an Affiliate of the Issuer;

9)                                     payments on Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

10)                              the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person or any contribution to the capital of the Issuer and the cancellation of Indebtedness covered by the proviso to clause (4) of the second paragraph of the covenant described under Section 7(c);

11)                              (a) investments by Permitted Holder in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out of pocket expenses incurred by such Permitted Holder in connection therewith) so long as:

(i) the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and

(ii) the investment constitutes less than 10.0% of the proposed or outstanding issue amount of such class of securities (provided, that any investments in debt securities by any Affiliated Debt Fund shall not be subject to the limitation in this clause (ii)), and

(b) payments to Permitted Holder in respect of securities of the Issuer or any of its Restricted Subsidiaries contemplated in the subclause (a) above or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or any bona fide transaction with the holders of such securities generally;

12)                              sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Facility;

13)                              payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any taxable year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity; and

14)                              transactions permitted by, and complying with, the provisions of Section 7(d) solely for the purpose of:

(i) reorganizing to facilitate any initial public offering of securities of the Issuer or any direct or indirect parent company,

(ii) forming a holding company, or

(iii) reincorporating the Issuer in a new jurisdiction.

(f)                                   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction (provided, that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction) on the ability of any such Restricted Subsidiary to:

(i)(a) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or, in the case of a Restricted Subsidiary that is not a Note Guarantor, to any Restricted Subsidiary that is a Note Guarantor;

(ii) make loans or advances to the Issuer or, in the case of a Restricted Subsidiary that is not a Note Guarantor, to any Restricted Subsidiary that is a Note Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or, in the case of a Restricted Subsidiary that is not a Note Guarantor, to any Restricted Subsidiary that is a Note Guarantor.

The preceding restrictions in the first paragraph of this covenant will not apply to encumbrances or restrictions existing under or by reason of:

(1)         contractual encumbrances or restrictions in effect on the date hereof, including pursuant to the Credit Agreement and the related documentation and Hedging Obligations and the related documentation and similar restrictions contained in any future credit facility or Hedging Obligations of or guaranteed by the Issuer;

(2)         this Note and the Note Guarantee and similar restrictions contained in the documentation entered into in connection with any future debt securities issued or guaranteed by the Issuer;

(3)         purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions of the nature discussed in clause (iii) of the first paragraph of this covenant with the property so acquired;

(4)         applicable law or any applicable rule, regulation or order;

(5)         any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with and into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(6)         contracts or agreements for the sale of assets, including any restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)         Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under Sections 7(a) and 7(b) that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(9)         customary provisions in any joint venture agreement or other similar agreement (including partnership, limited liability company and stockholder agreements and constituent documents of a joint venture entity) relating solely to the applicable joint venture;

(10)  customary provisions contained in leases, sub leases, licenses, sub licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(11)  restrictions created in connection with any Qualified Securitization Facility that, in the good faith judgment of the board of directors (or similar governing body) or senior management of the Issuer, are necessary or advisable to effect such Qualified Securitization Facility;

(12)  restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13)  customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(14)  customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(15)  restrictions arising in connection with cash or other deposits permitted under Section 7(b);

(16)  customary restrictions and conditions contained in the document relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant;

(17)  any agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to the covenant described under Section 7(a) entered into after the date hereof so long as such encumbrances and restrictions included therein either:

1)             are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than: (x) encumbrances or restrictions contained in this Note or the Credit Agreement as of the date hereof, or (y) encumbrances or restrictions that were in effect on the date hereof with respect to that Restricted Subsidiary pursuant to agreements in effect on the date hereof, or

2)             will not materially impair the Issuer’s ability to make payments on this Note when due or apply only during the continuance of a default under such agreement or instrument,

in the case of each of (1) and (2), in the good faith judgment of the board of directors (or similar governing body) or senior management of the Issuer at the time such encumbrances or restrictions are agreed to; and

(18)  any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(g)                                  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

(i) The Issuer will not permit any Wholly Owned Subsidiary, other than a Note Guarantor or a Foreign Subsidiary, to guarantee the payment of (i) any Indebtedness of the Issuer or any other Note Guarantor under the Credit Agreement or (ii) any other Indebtedness of the Issuer or any other Note Guarantor pursuant to a credit facility or debt securities that has an aggregate principal amount greater than $100.0 million, unless, in either case, such Wholly Owned Subsidiary, within 45 days of making any such guarantee, provides for a Note Guarantee by such Wholly Owned Subsidiary.

(ii) If any Indebtedness being guaranteed is by its express terms subordinated in right of payment to this Note or the relevant Note Guarantor’s Note Guarantee, as the case may be, any such guarantee of such Indebtedness by such Wholly Owned Subsidiary shall be subordinated in right of payment to its Note Guarantee substantially to the same extent as such Indebtedness is subordinated to this Note or the relevant Note Guarantee.  The Issuer may elect, in its sole discretion, to cause any Restricted Subsidiary that is not otherwise required to be a Note Guarantor to become a Note Guarantor, in which case such Restricted Subsidiary shall not be required to comply with the 45 day period described in clause (i) above.

(h)                                 Asset Sales.  The Issuer will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of as determined at the time the commitment to make such Asset Sale is given; and

(2) at least 75% of the consideration received by the Issuer or a Restricted Subsidiary for such Asset Sale is in the form of cash or Cash Equivalents; provided, that the following shall be deemed to be Cash Equivalents for purposes of this clause (2) and for no other purpose:

(a) the amount of any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to this Note or any Note Guarantor’s Note Guarantee, that:

(i) are assumed by the transferee of any such assets, or

(ii) that are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries)

and, in each case, for which the Issuer and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(b) The fair market value at the time of the relevant Asset Sale of any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(c) The fair market value at the time of the relevant Asset Sale of any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of LTM EBITDA at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(d) the principal amount of any Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries or debt subordinated to the Notes or Note Guarantees), to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, and

(e) the fair market value of property or assets received as consideration in such Asset Sale so long as the Issuer and its Restricted Subsidiaries would be permitted to make Investments in such property or assets with the Net Proceeds, if any, of such Asset Sale pursuant to clause (2) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce:

(a) Obligations under Secured Indebtedness (including the Senior Credit Facilities) of the Issuer or a Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary and to correspondingly reduce commitments with respect thereto;

(b) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto); provided, that the Issuer shall equally and ratably reduce obligations under this Note as provided under Section 3 or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased, to the date of repurchase; or

(c) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) (a) to make an Acquisition, (b) to make capital expenditures, or (c) to acquire assets; in the case of each of (a), (b) and (c), used or useful in a Similar Business or that replace the businesses and/or assets that are the subject of such Asset Sale;

provided, that, in the case of clauses (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 365 days after the receipt of such Net Proceeds); provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below).

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1)(c) above, will be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer to all Holders and, at the option of the Issuer, to any holders of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness” and such offer, an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures described below. The Issuer shall either (a) prior to the date the Issuer is required to consummate an Asset Sale Offer in respect of any Excess Proceeds, apply any such Excess Proceeds to the repayment of secured Indebtedness under the Credit Agreement in effect on the date hereof (including any incremental secured Indebtedness debt borrowed thereunder after the date hereof) or (b) include such secured Indebtedness in the relevant Asset Sale Offer as Pari Passu Indebtedness in accordance with the foregoing, to the extent required in order to comply with the terms of the Credit Agreement,  The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $50.0 million or less.

The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within fifteen (15) business days after any date that Excess Proceeds exceed $50.0 million by sending or causing to be sent notice of such Asset Sale Offer by first-class mail, to each Holder with the following information:

(1) that such Asset Sale Offer is being made pursuant to the “Asset Sale” covenant;

(2) if applicable, the amount and identity of any Pari Passu Indebtedness included in such Asset Sale Offer;

(3) the amount of Excess Proceeds available for purchase of Notes and, if applicable, Pari Passu Indebtedness in such Asset Sale Offer, the purchase price for the Notes and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise (the “Asset Sale Payment Date”);

(4) that all Notes in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, properly tendered pursuant to such Asset Sale Offer, together with, if applicable, any properly tendered Pari Passu Indebtedness included in such Asset Sale Offer, will be accepted for payment by the Issuer on a pro rata basis up to the amount of Excess Proceeds included in such Asset Sale Offer;

(5) that any Note not properly tendered in accordance with the terms of such Asset Sale Offer, and any Note (or portion thereof) not purchased in such Asset Sale Offer will remain outstanding and continue to accrue interest;

(6) that unless the Issuer defaults in the payment of the Excess Proceeds included in such Asset Sale Offer, all Notes accepted for payment pursuant to such Asset Sale Offer will cease to accrue interest on the relevant Asset Sale Payment Date;

(7) that Holders electing to have any Notes purchased pursuant to such Asset Sale Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the relevant Asset Sale Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided, that the paying agent receives, not later than the close of business on the second business day prior to the expiration date of such Asset Sale Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part in such Asset Sale Offer will be issued new Notes and such new Notes will be equal in principal amount to the purchased portion of the Notes surrendered; and

(8) the other instructions, as determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes repurchased pursuant to such Asset Sale Offer.

To the extent that the aggregate amount of Notes and such pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds included therein, the Issuer may use any remaining Excess Proceeds included therein for general corporate purposes, subject to other covenants contained herein.  If the aggregate principal amount of Notes or the pari passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds included therein, the Notes shall be purchased on a pro rata basis to the extent practicable and the Issuer shall select such pari passu Indebtedness to be purchased pursuant to the terms of such pari passu Indebtedness; provided that as between the Notes and any pari passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such pari passu Indebtedness tendered with adjustments as necessary so that no Notes or pari passu Indebtedness will be repurchased in part in an unauthorized denomination.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Credit Agreement, or otherwise use such Net Proceeds in any manner not prohibited hereunder.

SECTION 8.                            Defaults and Remedies.

(a)                                 Events of Default.  The occurrence of any one of the following events shall constitute an “Event of Default” hereunder:

(i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on this Note;

(ii) default for 30 days or more in the payment when due of interest on or with respect to this Note;

(iii) failure by the Issuer or any Note Guarantor for 60 days after receipt of written notice given by Holders of not less than a majority in outstanding principal amount of this Note to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Note;

(iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or Note Guarantee now exists or is created after the issuance of this Note, if both:

(1)         such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(2)         the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $125.0 million or more at any one time outstanding;

(v) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $125.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Issuer or any Significant Subsidiary or its debts, or of a material part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Issuer or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(vii) the Issuer or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8(a)(vii) above, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Issuer or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(viii) the Note Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any responsible officer of any Note Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Note Guarantee or gives notice to such effect, other than by reason of the termination of this Note or the release of any such Note Guarantee in accordance with this Note; or

(ix) a Change of Control shall occur.

(b)                                 Remedies.  During the continuance of an Event of Default (other than an event with respect to the Issuer described in Section 8(a)(vi) or Section 8(a)(vii) above), the Holders of not less than a majority in outstanding principal amount of this Note may accelerate payment of all amounts outstanding under this Note, which thereby become immediately due and payable.  In the case of any event with respect to the Issuer described in Section 8(a)(vi) or Section 8(a)(vii) above, the principal amount of this Note then outstanding, together with accrued interest thereon and other obligations of the Issuer accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer.

SECTION 9.                            Note Guarantee.

(a)                                 The Note Guarantors will, jointly and severally, absolutely and unconditionally, guarantee, on an unsecured senior basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under this Note, whether for payment of principal of, premium, if any, or interest in respect of this Note, expenses, indemnification or otherwise.

(b)                                 Anything contained in this Note to the contrary notwithstanding, the obligations of each Note Guarantor under this Note shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Note subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(c)                                  To the fullest extent permitted by applicable law, each Note Guarantor waives any defense based on or arising out of any defense of the Issuer or any other Note Guarantor or the unenforceability of the guaranteed obligations under this Note or any part thereof from any cause, or the cessation from any cause of the liability of the Issuer or any other Note Guarantor, other than the indefeasible payment in full in cash of all the guaranteed obligations under this Note.

(d)                                 Notwithstanding any payment or payments made by any of the Note Guarantors hereunder or any setoff or application of funds of any of the Note Guarantors by any Holder, no Note Guarantor shall be entitled to be subrogated to any of the rights of any Holder against the Issuer or any other Note Guarantor or any collateral security or guarantee or right of offset held by any Holder for the payment of the obligations hereunder, nor shall any Note Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Note Guarantor in respect of payments made by such Note Guarantor hereunder, until the Termination Date.  Upon the occurrence of the Termination Date, any Note Guarantor that makes a payment under its Note Guarantee is entitled to a contribution from each other Note Guarantor in an amount equal to such other Note Guarantor’s pro rata portion of such payment based on the respective net assets of all the Note Guarantors at the time of such payment determined in accordance with GAAP.  If any amount shall be paid to any Note Guarantor on account of such subrogation rights prior to the Termination Date, such amount shall be held by such Note Guarantor in trust for the Holder, segregated from other funds of such Note Guarantor, and forthwith upon receipt by such Note Guarantor be turned over to the Holder in the exact form received by such Note Guarantor (duly endorsed by such Note Guarantor to the Holder, if required), to be applied against the guaranteed obligations under this Note, whether matured or unmatured, at such time and in such order as the Holder may determine.

(e)                                  The Note Guarantee of a Note Guarantor will be automatically and unconditionally released and discharged:

(i) upon any sale, exchange, disposition, issuance or transfer (by merger, amalgamation, consolidation or otherwise) of: (1) the Capital Stock of such Note Guarantor or any holder of Capital Stock of such Note Guarantor, after which the applicable Note Guarantor is no longer a Subsidiary of the Issuer, or (2) all or substantially all the assets of such Note Guarantor, in the case of each of clause (1) and (2), if such sale, exchange, disposition, issuance or transfer does not violate the applicable provisions of this Note required to be satisfied in connection therewith at the time thereof; or

(ii) upon the release or discharge of the obligations of such Note Guarantor under the Credit Agreement or such other Indebtedness that gave rise to the requirement to provide such a Note Guarantee pursuant to the covenant described under Section 7(g) (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such obligations are so reinstated, such Note Guarantee shall also be reinstated

to the extent that such Note Guarantor would then be required to provide a Note Guarantee pursuant to the covenant described under Section 7(g)); or

(iii) upon the designation of such Note Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Note; or

(iv) in connection with the dissolution or liquidation of such Note Guarantor.

Notwithstanding anything to the contrary herein, the Issuer may elect not to cause the release of any Note Guarantee even if permitted above.

SECTION 10.                     Assignments and Transfers.  The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that (i) the Issuer may not assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the Holder, except pursuant to a transaction permitted under Section 7(d) hereunder and (ii) beginning on the earlier of [60] days from the date hereof and the date the Conditions are met, the Holder may assign or otherwise transfer all or a portion of its rights and obligations hereunder to one or more Persons other than a Disqualified Holder.

SECTION 11.                     Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission (including e-mail and Internet or intranet websites), as follows:

(i)  if to BCP IV, to:

BCP IV GrafTech Holdings LP

250 Vesey St., 15th Floor

New York, NY  10281

Attn: Kristen Haase

kristen.haase@brookfield.com

Fax: 212-417-7149

(ii)  if to the Issuer, to:

GrafTech International Ltd.

982 Keynote Circle

Brooklyn Heights, OH 44131

Attn:                                                                    Quinn J. Coburn, Chief Financial Officer

Facsimile:                                         216-676-2202

Email:                                                            quinn.coburn@graftech.com

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Unless the Holder otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Any Holder other than BCP IV shall be entitled to notices hereunder on the same terms as BCP IV upon receipt by the Issuer of the notice information for such Holder set forth in this Section 11.

SECTION 12.                     Counterparts.  This Note may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

SECTION 13.                     Entire Agreement.  This Note constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

SECTION 14.                     Severability.  If any provision of this Note or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Note will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to replace such void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

SECTION 15.                     Other Remedies.  Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  Without prejudice to remedies at law, the parties shall be entitled to specific performance in the event of a breach or threatened breach of this Note.

SECTION 16.                     Governing Law; Jurisdiction.

(a)                                 This Note shall be construed in accordance with and governed by the laws of the State of New York.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, in each case sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court referred to in paragraph (b) of this Section 16.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Note irrevocably consents to service of process in the manner provided for notices in Section 11.  Nothing in this Note will affect the right of any party to this Note to serve process in any other manner permitted by law.

SECTION 17.                     No Third Party Beneficiary.  Notwithstanding anything contained in this Note to the contrary, nothing in this Note, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, or liabilities under or by reason of this Note.

SECTION 18.                     Replacement of Note.  At the request of the Holder, upon surrender and cancellation of this Note, the Issuer shall deliver to the Holder a new Note to replace this Note. Such replacement Note shall be substantially identical to this Note except that such replacement Note may have (a) an updated date of issuance and (b) a fixed Note Principal if the Conditions are met.  Upon the transfer of all or a portion of this Note by a Holder in accordance with Section 10, upon the request of the transferring Holder, the Issuer shall issue one or more new Notes evidencing the principal amount of the Notes being transferred in the name of the transferee and, if applicable, a new Note evidencing the principal amount of Notes not being transferred in the name of the transferring Holder.

SECTION 19.                     Waivers; Amendments.

(a)                                 No failure or delay by the Holder in exercising any right or power under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Holder hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have.

(b)                                 Neither this Note nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by:

(i) the Issuer and the Holder (or Holders of no less than a majority in outstanding principal amount of this Note if there is more than one Holder) for any waiver, amendment or modification other than provided in the following clause (ii) and

(ii) the Issuer and each affected Holder for the subordination of the Notes, reduction in the principal amount of the Notes or interest rate payable on the Notes, extension of the Maturity Date or a change in this clause (ii).

SECTION 20.                     Defined Terms.  The following terms, as used herein, have the following respective meanings:

“Acquisition” means:

(1) an acquisition by the Issuer or a Restricted Subsidiary of a business or of assets constituting a business unit, line of business or business division of another Person, from a Person other than the Issuer or its Restricted Subsidiaries that will be owned and operated by the Issuer and its Restricted Subsidiaries,

(2) an acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition,

(3) an acquisition of Capital Stock of a Restricted Subsidiary that constitutes an increase in the aggregate percentage of the Capital Stock of such Restricted Subsidiary owned collectively by the Issuer and its Restricted Subsidiaries, and

(4) a merger, amalgamation or consolidation of the Issuer or a Restricted Subsidiary with or into a Person that is not the Issuer or a Restricted Subsidiary, in which the Issuer or a Restricted Subsidiary is the surviving company or which results in the surviving company becoming a Restricted Subsidiary of the Issuer or a Successor Company.

“Adjusted LIBO Rate” means, a rate per annum equal to the product of (i) the LIBO Rate as in effect at such time for such Interest Period and (ii) the Statutory Reserve Rate; provided that, in each case, the Adjusted LIBO Rate shall not be less than 1.00% per annum.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Debt Fund” means any Affiliated Holder that is a bona fide diversified debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in,

making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Affiliated Holder” means, at any time, a Holder that is an Investor or an Affiliate of an Investor (other than the Issuer or its Subsidiaries) at such time, to the extent that such Investor or its Affiliates constitute an Affiliate of the Issuer or any of its Subsidiaries.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of the Issuer or any of its Restricted Subsidiaries other than Capital Stock (each referred to in this definition as a “disposition”) other than Equity Interests; or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7(a)), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) Cash Equivalents or (ii) obsolete, damaged or worn out property or assets or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the business of the Issuer and its Restricted Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under Section 7(d) or any disposition that constitutes a Change of Control;

(c) the making of a Restricted Payment made in accordance with Section 7(c) or a Permitted Investment;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment or sub-lease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any lease, sub-lease, license or sublicense or other agreement;

(h) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i) condemnation, expropriation or any similar action with respect to assets;

(j) sales of accounts receivable, or participations therein, or any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the date hereof, including asset securitizations permitted hereunder;

(l) the sale or discount of inventory, accounts receivable, notes receivable or immaterial assets in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) any disposition of intellectual property rights (including by ceasing to enforce, abandoning, allowing to lapse, terminate or to be invalidated, discontinuing the use or maintenance of or putting into the public domain, any registration or application for registration of such intellectual property), that is no longer used or useful or economically practicable to maintain or with respect to which the Issuer determines in its reasonable business judgment such action or inaction is desirable in the conduct of the business;

(r) the granting of a Lien that is permitted under the covenant described above under Section 7(b) and any foreclosure of such Lien;

(s) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law;

(t) [reserved]; and

(u) any disposition of any assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are disposed of) (i) acquired in connection with any Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Issuer and the Restricted Subsidiaries and/or (ii) made to obtain the approval of any applicable antitrust authority in connection with an Acquisition; provided that, with respect to any such Acquisition or other Investment, the aggregate fair market value of the assets disposed of in reliance on this clause (u) shall not exceed 20% of the aggregate consideration paid by the Issuer and its Restricted Subsidiaries in respect of such Acquisition or other Investment.

“Asset Sale Offer” has the meaning assigned to such term in Section 7(h).

“Capital Stock” means:

1)             in the case of a corporation, corporate stock or shares in the capital of such corporation;

2)             in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

3)             in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Euros, Yen, Canadian Dollars, Sterling, Swiss francs or any national currency of any Participating Member State of the EMU; or

(b) in the case of the jurisdiction of formation of any Foreign Subsidiary or any jurisdiction in which the Issuer or its Restricted Subsidiaries conducts business any, such local currencies held by such Foreign Subsidiary or the Issuer and its Restricted Subsidiaries, as the case may be, from time to time in the ordinary course of business;

(3) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Canada, (iv) Switzerland or (v) any member nation of the European Union, in each case having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank that (i) is a lender under the Senior Credit Facilities, or (ii) has a combined capital and surplus of not less than $250.0 million, in the case of U.S. banks, and $100.0 million (or the United States dollar equivalent as of the date of determination), in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above (or by the parent company thereof) or any commercial paper and variable or fixed rate note issued by, or guaranteed by, a corporation rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) and in each case maturing within 12 months after the date of acquisition;

(7) marketable short-term money market and similar liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (3) through (6) above;

(8) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(9) Investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer); and

(10) instruments equivalent to those referred to in clauses (1) through (9) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(11) investments, classified in accordance with GAAP as current assets of the Issuer or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250.0 million or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (10) of this definition;

(12) investments in money market funds access to which is provided as part of “sweep” accounts maintained with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(13) investments in industrial development revenue bonds that (i) “re set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(14) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (13); and

(15) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (14) above.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) obligations of the national government of or obligations fully and unconditionally guaranteed by the country in which such Restricted Subsidiary is organized and is conducting business; provided that such obligations have a rating of at least A by S&P or A2 by Moody’s (or the equivalent thereof from comparable foreign rating agencies), (ii) investments of the type and maturity described in clauses (1) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) Investments of the type and maturity described in clauses (1) through (14) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of the Issuer, comparable in investment quality to such Investments and obligors (or the parents of such obligors; provided, however, that the aggregate face amount outstanding at any time of such Investments of all Foreign Subsidiaries made pursuant to this clause (iii) does not exceed $75.0 million, and (iv) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (15) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) business days following the receipt of such amounts.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, cash pooling arrangements, cash management services or any automated clearing house transfers of funds, overdraft, netting services, credit card processing or credit or debit card, purchase card, electronic funds transfer, other cash management arrangements and similar arrangements.

“Change of Control” means (a) prior to an initial public offering of the Issuer’s common stock, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of the Issuer, beneficially and of record, Equity Interests in the Issuer representing at least a majority of the aggregate ordinary voting power for the election of the board of directors (or similar governing body) of the Issuer represented by the issued and outstanding Equity Interests in the Issuer, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the board of directors (or similar governing body) of the Issuer, (c) after an initial public offering of the Issuer’s common stock, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Issuer and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the Issuer held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the board of directors (or similar governing body) of the Issuer or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Subordinated Indebtedness that exceeds an aggregate principal amount of $125.0 million, unless such Subordinated Indebtedness is repaid substantially simultaneously with the occurrence of such “Change of Control” under such documentation in a manner permitted hereunder.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Issuer, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered.

“Conditions” means (i) the Senior Secured First Lien Net Leverage Ratio, as calculated on a pro forma basis based on the Issuer’s final financial results for the first quarter of 2018, being equal to or less than 1.75 to 1.00, (ii) no Default or Event of Default (each as defined in the Credit Agreement) having occurred and continuing or that would result from this Note, including the implementation of clause (b) of the definition of “Note Principal” and (iii) the conditions in clauses (i) and (ii) above being satisfied within 60 days from the date hereof.
“Consolidated Cash Interest Expense” has the meaning assigned to such term in the Credit Agreement.
“Consolidated EBITDA” has the meaning assigned to such term in the Credit Agreement.
“Consolidated Net Income” has the meaning assigned to such term in the Credit Agreement.

“Consolidated Net Leverage Ratio” means, with respect to any Test Period, the ratio of:

(1) (a) Consolidated Total Debt outstanding (or deemed to be outstanding) on the last day of such Test Period minus (b) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Issuer prepared in accordance with GAAP as of such date (excluding the amounts of cash and Cash Equivalents which are listed as “Restricted” on such balance sheet) to:

(2) Consolidated EBITDA of the Issuer for such Test Period,

in the case of each of (1) and (2), on a pro forma basis.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness and Disqualified Stock of the Issuer and the Restricted Subsidiaries, consisting only of outstanding Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed after one business day, obligations in respect of Capitalized Lease Obligations, debt obligations evidenced by promissory notes or similar instruments and Disqualified Stock of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis without duplication.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Agreement ECF Prepayment” means the amount required to be prepaid in accordance with Section 2.11(d) of the Credit Agreement.

“Credit Agreement” means that certain credit agreement dated as of February 12, 2018,  among the Issuer, GrafTech Finance Inc., GrafTech Switzerland SA, GrafTech Luxembourg II S.à.r.l., the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, as in effect as of the date hereof.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate of a responsible officer of the Issuer or such Restricted Subsidiary, as applicable, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a responsible officer of the Issuer on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of the first paragraph of Section 7(c).

“Disqualified Holder” means (i) those Persons identified by the Issuer to the administrative agent under the Credit Agreement prior to the date hereof as being “Disqualified Holder,” (ii) those Persons who are competitors of the Issuer and its Subsidiaries (other than any bona fide diversified debt investment fund) identified by the Issuer to the Holder from time to time in writing (including by email) which designation shall become effective three days after delivery of each such written designation, but which shall not apply retroactively to disqualify any Persons that have previously received an assignment or participation interest in this Note, (iii) in the case of each Person identified pursuant to clauses (i) and (ii) above, any of their respective Affiliates that are either (x) identified in writing by the Issuer to the Holder from time to time or (y) are clearly identifiable solely on the basis of such Affiliate’s name as an Affiliate of such Person (other than Affiliates that are bona fide diversified debt investment funds).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of an Asset Sale so long as such terms do not require the repurchase or redemption of such Capital Stock prior to compliance with the provisions under Section 7(h)) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of an Asset Sale), in whole or in part, in each case prior to the date 91 days after this Note is no longer outstanding; provided, that :

(a) if such Capital Stock is issued to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; and

(b) any Capital Stock held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “Affiliate” by the board of directors (or similar governing body) (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

The amount of any such Disqualified Stock or Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price determined in accordance with GAAP.  For any such Disqualified Stock or Preferred Stock that does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms thereof as if such Disqualified Stock or Preferred Stock were purchased on the relevant date of determination under this definition and, if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in the good faith judgment of a financial officer of the Issuer.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Excess Cash Flow” has the meaning assigned to such term in the Credit Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

“Excluded Contribution” means any net cash proceeds and marketable securities received by the Issuer from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as an Excluded Contribution pursuant to a certificate of a responsible officer of the Issuer on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, and which are excluded from the calculation set forth in clause (iii) of the first paragraph under Section 7(c).

“Foreign Subsidiary” means, with respect to any Person,

(a) any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary, and

(b) any Restricted Subsidiary that is treated as a disregarded entity for United States federal income tax purposes and substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries and any Restricted Subsidiary of such Foreign Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means initially, BCP IV, and after any transfer in whole or in part of this Note by BCP IV, any holder of all or a portion of this Note.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” has the meaning assigned to such term in the Credit Agreement.
“Initial Term Loans” has the meaning assigned to such term in the Credit Agreement.

“Interest Coverage Ratio” means, with respect to any Person for any Test Period, on a pro forma basis, the ratio of Consolidated EBITDA of such Person for such Test Period to the Consolidated Cash Interest Expense of such Person for such Test Period.

“Interest Period” means the period commencing on the date hereof and ending on the date that is one month thereafter; provided that (a) if any Interest Period would end on a day other than a business day, such Interest Period shall be extended to the next succeeding business day unless such next succeeding business day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding business day, (b) any Interest Period that commences on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last business day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means, in relation to the “LIBO Rate”, the rate which results from interpolating on a linear basis between (a) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 a.m., London time, two business days prior to the commencement of such Interest Period.

“Investment” means, with respect to any Person, any investment by such Person in other Persons (including Affiliates) in the form of a loans (including a guarantee), advance, capital contribution, purchase or other acquisition for consideration of Indebtedness, Equity Interests or other securities issued by any other Person or any investments that are required by GAAP to be classified on the balance sheet (excluding footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property).

For purposes of the definition of “Unrestricted Subsidiary” and Section 7(c):

(1) Investments shall include the portion of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary (proportionate to the ownership of the Equity Interests or such Subsidiary by the Issuer and the Restricted Subsidiaries); provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.

(2) Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

Except as otherwise expressly provided in this Note, the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investor” means Brookfield Asset Management Inc. and its Affiliates, and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by them, but not including, however, any portfolio companies of the foregoing.

“LIBO Rate” means, for any Interest Period, (a) the rate per annum equal to (i) ICE LIBOR for US dollars, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Holder from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate.

If at any time the Holder determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for any Interest Period and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of the LIBO Rate or a relevant governmental authority has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Holder and the Issuer shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Note to reflect such alternate rate of interest and such other related changes to this Note as may be applicable.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“LTM EBITDA” means, as of any date, Consolidated EBITDA of the Issuer for the most recent Test Period determined on a pro forma basis.

“Material Non-Public Information” means (a) if the Issuer is a public reporting company, material non-public information with respect to the Issuer or its Subsidiaries, or the respective securities of any of the foregoing for purposes of United States federal and state securities laws and (b) if the Issuer is not a public reporting company, information that is (i) of the type that would be required to be made publicly available if the Issuer or any of its Subsidiaries were a public reporting company and (ii) material with respect to the Issuer and its Subsidiaries or any of their respective securities for purposes of United States federal or state securities laws.

“Net Proceeds” means the aggregate cash or Cash Equivalent proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, for the avoidance of doubt, any cash or Cash Equivalents received upon the sale or other disposition of assets deemed to be Cash Equivalents solely for purposes of clause (2)(b), (c) or (e) of the first paragraph of Section 7(h) or any Designated Non-cash Consideration received in any Asset

Sale, net of the costs relating to such Asset Sale and the sale or disposition of such property so designated to be Cash Equivalents or Designated Non-cash Consideration, including:

(a) legal, accounting and investment banking fees and underwriting, brokerage and sales commissions;

(b) payments made in order to obtain a necessary consent or required by applicable law;

(c)  brokerage and sales commissions;

(d)  all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by, or consisting of Capital Stock of, a Restricted Subsidiary;

(e)  the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Issuer or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by the Issuer or any Restricted Subsidiary, in either case in respect of such Asset Sale or other disposition;

(f)  any relocation expenses incurred as a result thereof;

(g)  other fees and expenses, including title and recordation expenses, or taxes paid or payable as a result of such Asset Sale or other disposition or any transactions occurring or deemed to occur to effectuate a payment under this Note (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(h)  amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of the second paragraph of Section 7(h)) to be paid as a result of such transaction; and

(i)  any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note” means this promissory note dated as of the date hereof, among the Issuer, the Holder and the Note Guarantors. “Notes” means any Note issued to a transferee or a transferring Holder in accordance with Section 18 upon the transfer of all or a portion of this Note from a Holder to a transferee.

“Note Guarantee” means the guarantee by any Note Guarantor of the Issuer’s obligations under this Note.

“Note Guarantors” means any Restricted Subsidiary of the Issuer that guarantees this Note on the date hereof or pursuant to Section 7(g), until such Note Guarantee is released pursuant to Section 9(e).

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the voting stock of such Person.

“Permitted Holder” means (a) the Investor, (b) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of the Issuer, acting in such capacity, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which a majority of the Equity Interests owned by the group is owned by Permitted Holder under clause (a), and (d) a Parent Company.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary; or

(b)           such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such transaction made pursuant to clause (a) or (b) above;

(3) any Investment constituting a Cash Equivalent at the time such Investment is made;

(4) any Investments in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made in in accordance with Section 7(h) or any disposition of assets not constituting an Asset Sale, respectively;

(5) any Investment existing on the date hereof or made pursuant to binding commitments in effect on the date hereof or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the date hereof; provided, that the amount of any such Investment or binding commitment may be increased:

(a) as required by the terms of such Investment or binding commitment as in existence on the date hereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), or

(b) as otherwise permitted under this Note;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Issuer.

(7) Hedging Obligations permitted under clause (xi) of the covenant described under Section 7(a);

(8) to the extent it constitutes an Investment, any transaction made in accordance with the provisions of the second paragraph of the covenant described under Section 7(e) except clauses (2), (3)(a) or (5) of such paragraph;

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph of Section 7(c);

(10) guarantees of Indebtedness permitted under Section 7(a), performance guarantees and contingent obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with the covenant described under Section 7(b);

(11) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(12) Investments, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale or distribution of Investments in an Unrestricted Subsidiary except to the extent the Issuer or its Restricted Subsidiaries receive proceeds therefrom in the form of Cash Equivalents or marketable securities or subsequently convert the proceeds therefrom to Cash Equivalents or marketable securities) not to exceed the greater of (a) $300 million and (b) 30% of LTM EBITDA, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment;

(13) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Facilities or any related Indebtedness;

(14)  loans and advances to, or guarantees of Indebtedness of, (i) employees, directors, officers, members of management and consultants for business-related travel expenses, moving expenses, entertainment, relocation (including moving expenses and costs of replacement homes), business machines or supplies, automobiles and analogous ordinary business purposes and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices, (ii) future, present and former employees, directors, officers, members of management and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof, and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) at any time not to exceed $10.0 million;

(15) advances, loans, extensions of trade credit and accommodation guarantees in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries and prepayments and other credits to suppliers made in the ordinary course of business;

(16) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(17) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(18) Investments for prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and trade accounts in the ordinary course of business;

(19) repurchases of this Note;

(20) Investments in joint ventures and Unrestricted Subsidiaries, taken together with all other Permitted Investments made pursuant to this clause (20) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed the greater of (a) $150.0 million and (b) 15% of LTM EBITDA, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment;

(21) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers in the ordinary course of business ;

(22)  non-cash Investments in connection with tax planning and reorganization activities, which do not have a material adverse effect on the Issuer;

(23) Investments by an Unrestricted Subsidiary outstanding at the time it is redesignated as a Restricted Subsidiary;

(24) any Investment if, after giving pro forma effect thereto, the Consolidated Net Leverage Ratio for the Test Period immediately preceding such Investment would be no greater than 3.25 to 1.00 so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(25) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(26) Investments and other acquisitions to the extent that payment for such Investments is made with Equity Interests of the Issuer (or any direct or indirect parent thereof) other than Disqualified Stock;

(27) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer or any Restricted Subsidiary; and

(29) to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Issuer and any Restricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, health, disability or employee benefits, other social security laws or similar legislation or regulations or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) outstanding motor vehicle fines and Liens arising or imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or construction contractors’ Liens and other similar Liens, in each case arising in the ordinary course of business and:

(i) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens, or

(ii) being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, return-of-money bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice, whether pursuant to statutory requirements, common law or consensual arrangements;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Credit Agreement);

(6) [reserved];

(7) Liens existing on the date hereof;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the obligations to which such Liens relate;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after acquired-property) that secured the obligations to which such Liens relate;

(10) Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 7(a);

(11) Liens:

(a) securing Hedging Obligations of the Issuer or any Restricted Subsidiary permitted to be entered into under this Note;

(b) on cash and Cash Equivalents on deposit with banks or other financial institutions securing Indebtedness or other obligations arising in connection with transactions contemplated by Section 7(a)(I)(xvii); or

(c) on cash and Cash Equivalents used to defease or satisfy or discharge any Indebtedness of the Issuer or any Restricted Subsidiary if such defeasance or satisfaction and discharge is permitted under this Note.

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (or other agreement under which the Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Issuer’s or any Restricted Subsidiary’s products, technologies or services) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(15) Liens in favor of the Issuer or any Note Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, that:

(a) such new Lien shall be limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property as provided for in the terms of the original lien) that secured the original Lien (plus improvements and accessions on such property) and proceeds and products thereof, and

(b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien, and

(ii) the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs , accrued interest and other costs and expenses incurred in connection with such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or self-insurance arrangements;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) Liens:

(a) constituting the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business,

(b) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods in the ordinary course of business or consistent with industry practice, and

(c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(a)(v);

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens:

(a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection,

(b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and

(c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Note; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off:

(a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness,

(b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries, or

(c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens arising from Personal Property Security Act financing statement filings regarding leases entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(29) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Note;

(32) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) Liens on Capital Stock or other securities of:

(a) any joint venture or Unrestricted Subsidiary (i) that secures Indebtedness or other obligations of such joint venture or Unrestricted Subsidiary or such joint venture’s or Unrestricted Subsidiary’s Subsidiaries, or (ii) pursuant to the relevant joint venture agreement or arrangement, or

(b) a Person that is not a Subsidiary of the Issuer that secure Indebtedness or other obligations of such Person or such Person’s Subsidiaries;

(35) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment or other acquisition permitted under this Note to be applied against the purchase price for such Investment or other acquisition or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition permitted under this Note (including any letter of intent or purchase agreement with respect to such Investment or disposition), or (B) consisting of an agreement to dispose of any property in a disposition permitted under this Note, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(36) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business; and

(37) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises.

(38) Liens securing obligations in respect of this Note or any Note Guarantee;

(39) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(40) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time and secured under this clause (40) not to exceed the greater of (a) $250.0 million and (b) 25% of LTM EBITDA (determined at the date of such incurrence);

(41) Liens securing obligations in respect of Indebtedness permitted to be incurred under the Credit Agreement under Section 7(a)(I)(ii) through (iv) hereof;

(42) Liens securing, or otherwise arising from, judgments, decrees or attachments not constituting an Event of Default under this Note;

(43) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any governmental authority;

(44) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(45) Liens arising from or constituting non-exclusive licenses or sublicenses, or other similar grants of rights, to intellectual property;

(46) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments, in each case within the general parameters customary in the banking or finance industry;

(47) Liens or security given to public utilities or to any municipality or governmental authority when required by the utility, municipality or governmental authority in connection with the supply of services or utilities to the Issuer and any Restricted Subsidiaries, in each case in the ordinary course of business or consistent with industry practice;

(48) servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person; provided the same do not result in a substantial and prolonged interruption or disruption of the business activities of the Issuer and the Restricted Subsidiaries, taken as a whole;

(49) Liens solely on any cash earnest money deposits made by the Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Note;

(50) the rights reserved to or vested in any Person or governmental authority by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(51) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of business of the Issuer or any Restricted Subsidiary; provided further that the Issuer or the applicable Restricted Subsidiary are in compliance with any such covenants;

(52) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a governmental authority to secure the performance of obligations of the Issuer or any Restricted Subsidiary under environmental laws to which any such Person is subject;

(53) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(54) Liens securing any obligation arising in the ordinary course of business that is secured by a Lien on any collateral in favor of a governmental authority, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other taxes, workers compensation, governmental royalties and stumpage or pension fund obligations;

(55) any interest or title of a lessor or licensee under any operating lease or license entered into by the Issuer or any Restricted Subsidiary in the ordinary course of its business or consistent with industry practice and covering only the assets so leased or licensed (and any Liens on the interest of such lessor in such leased asset); and

(56)         leases, licenses, subleases or sublicenses granted to others (including licenses and sublicense intellectual property) that do not (A) interfere in any material respect with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness.

“Permitted Refinancing” has the meaning assigned to such term in the Credit Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Public Side Information” means materials and/or information provided by or on behalf of the Issuer that are marked “PUBLIC” by the Issuer and are permitted to be made available to lenders under the Credit Agreement who do not wish to receive Material Non-Public Information, as described in Section 5.01 of the Credit Agreement.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions:  (a) the board of directors (or similar governing body) of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (2) constituting a receivables financing facility.

“Ratio Test” on a pro forma basis, the Interest Coverage Ratio of the Issuer for the Issuer’s most recently ended Test Period preceding the date on which the additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00.

“Refunding Capital Stock” has the meaning assigned to such term in clause (2) of the second paragraph in Section 7(c).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary” if it remains a Subsidiary in connection therewith.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility that are customarily sold or pledged in connection with securitization transactions and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means any Indebtedness of the Issuer or a Note Guarantor unless the terms thereof expressly provide that such Indebtedness is subordinated in right of payment to this Note or the relevant Note Guarantee.

“Senior Secured First Lien Net Leverage Ratio” has the meaning assigned to such term in the Credit Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the U.S. Securities and Exchange Commission, as such regulation is in effect on the date hereof, or any group of Restricted Subsidiaries that taken together, as of the latest consolidated financial statements of the Issuer made available to the Holder, would constitute a Significant Subsidiary.

“Similar Business” means:

(1) any business conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries on the date hereof, or

(2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries conduct or propose to conduct on the date hereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any governmental authority of the United States.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System of the United States.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to this Note, and

(2) any Indebtedness of any Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person:

1)             any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

2)             any partnership, joint venture, limited liability company or similar entity of which:

a.              more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

b.              such Person or any Subsidiary of such Person is a controlling general partner, member or trustee.

“Supply Chain Arrangement” means each of the existing agreements between GrafTech Mexico S.A. de C.V. and Banorte under which Banorte buys raw materials and other supplies which it resells to GrafTech Mexico S.A. de C.V. on longer payment terms and other similar supply chain contracts of Foreign Subsidiaries, in each case entered into to obtain longer payment terms for the purchase of raw materials and other supplies; provided that (1) the aggregate amount owed by Foreign Subsidiaries under all such agreements at any time shall not exceed $25,000,000 and (2) the payment terms shall not be longer than 90 days under any such agreement.

“Tax Receivables Agreement” means the tax receivables agreement to be entered into between the Issuer and Brookfield Asset Management Inc. on or prior to the initial public offering of the Issuer’s common stock, substantially in the form provided to the parties hereto, with such changes taken as a whole which in the good faith judgment of the Issuer are not materially adverse to the Holders.

“Termination Date” means the date on which this Note is terminated and all guaranteed obligations under this Note is paid in full.
“Test Period” in effect at any time means the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available (as determined in good faith by the Issuer).
“Transactions” means the issuance of this Note and the $160 million cash dividend declared by the Issuer on April [•], 2018.
“Treasury Capital Stock” has the meaning assigned to such term in clause (2) of the second paragraph of Section 7(c).
“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with Section 7(c); and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, directly or indirectly, create, incur, issue,

assume, guarantee or otherwise become liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary,” except for a Lien granted pursuant to clause (34) of the definition of “Permitted Liens.”

The board of directors (or similar governing body) of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test, or

(2) the Interest Coverage Ratio for the Issuer would be equal to or greater than such ratio for the Issuer immediately prior to such designation, in each case, on a pro forma basis taking into account such designation.

Any designation by the Issuer provided for under this definition shall be notified by the Issuer to the Holder by promptly filing with the Holder a copy of the resolution of the board of directors (or similar governing body) of the Issuer giving effect to such designation and a certificate signed by a responsible officer of the Issuer certifying that such designation complied with the foregoing provisions.

“Wholly Owned Subsidiary” means, at any time, a Restricted Subsidiary, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required under applicable law) is owned at such time by the Issuer and/or by one or more Restricted Subsidiaries that also qualify as Wholly Owned Subsidiaries of the Issuer.

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IN WITNESS WHEREOF, the Holder and the Issuer have caused this Note to be duly executed, all as of the date first written above.

HOLDER

By:

Name:
Title:

ISSUER

By:

Name:	Quinn J. Coburn
Title:	Chief Financial Officer

NOTE GUARANTORS:

GrafTech International Ltd.
GrafTech Finance Inc.
Seadrift Coke L.P.
GrafTech USA LLC
GrafTech the Issuer Inc.
GrafTech Global Enterprises Inc.
GrafTech International the Issuer Inc.
GrafTech DE LLC
GrafTech Technology LLC
Graphite Electrode Network LLC
GrafTech Advanced Graphite Materials LLC
GrafTech Seadrift Holding Corp.
GrafTech NY Inc.

By:

Name:	Quinn J. Coburn
Title:	Vice President and Treasurer